SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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[] Preliminary information statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive information statement

First Corporation

(Name of Registrant as Specified in Its Charter)

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FIRST CORPORATION

Maranello, Watch House Green,

Felsted, Essex, CM6 3EF,

United Kingdom

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To All Stockholders:

This Information Statement is first being mailed on or about October 3, 2012 to the holders of record of the common stock, par value $.001 of First Corporation as of the close of business on August 30, 2012 (the “Record Date”) and relates to an amendment to our Articles of Incorporation to increase the number of our authorized shares of common stock from 100,000,000 to 1,000,000,000 shares. The amendment was approved by the written consent of the holders of a majority of the Company's outstanding common stock, dated August 30, 2012 (the “Written Consent”).

The Written Consent authorized filing of the amendment, subject to the mailing of this Information Statement to the Stockholders of the Company and the lapse of 20 calendar days from the date thereof. The purpose of the amendment is to enable First Corporation to effect a 10-for-1 split of its common stock.

The Written Consent constitutes the consent of a majority of the total number of shares of our outstanding common stock and is sufficient under the Colorado Business Corporation Law and First Corporation's Amended and Restated Certificate of Incorporation and Bylaws to approve the amendment. Accordingly, the amendment shall not be submitted to First Corporation's other stockholders for a vote.

This Information Statement is being furnished to you to provide you with material information concerning the actions taken in connection with the Written Consent in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C. This Information Statement also constitutes notice under Section 7-107-104 of the Colorado Business Corporation Law of the actions taken in connection with the Written Consent.

Only one Information Statement is being delivered to two or more security holders who share an address, unless the Company has received contrary instructions from one or more of the security holders. First Corporation will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at Maranello, Watch House Green, Felsted, Essex, CM6 3EF, United Kingdom, Attn: Andrew Clarke, CEO.

The entire cost of furnishing this Information Statement will be borne by our company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held on the record date.

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THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Date: October 2, 2012

AMENDMENT TO OUR COMPANY’S ARTICLES

The Sole Director of First Corporation on August 24, 2012, adopted a resolution unanimously approving and recommending to our stockholders for their approval an amendment to our Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 shares, par value $.001 per share, to 1,000,000,000 shares, par value $.001 per share. The Sole Director recommends the proposed increase in the authorized number of shares of common stock to insure that a sufficient number of authorized and unissued shares is available for a 10-for-1 stock split also approved by the Sole Director. Neither the presently authorized shares of common stock nor the additional shares of common stock that may be authorized pursuant to the proposed amendment carry preemptive rights. Our authority to issue up to 10,000 shares of Preferred Stock, par value $.001 per share, would remain unchanged by the proposed amendment.

The additional shares of common stock, if issued, would have a dilutive effect upon the percentage of equity of First Corporation owned by present stockholders. However, the Sole Director has approved the 10-for-1 split of the issued and outstanding shares of our common stock so the number of shares outstanding will increase in the same proportion as our authorized shares resulting in no effective dilution to shareholders.

The Sole Director approved and recommended the stock split at the request of certain prospective investors who have indicated an interest in funding the second phase of First Corporation’s acquisition of Gecko Landmarks Limited conditioned upon completion of the stock split. These investors have indicated that they wish to see improved liquidity in the market for the common stock of First Corporation and believe that the stock split will assist in broadening the shareholder base to create the desired liquidity.

Background of the Gecko Landmarks Limited Acquisition

On June 4, 2012, First Corporation conducted the closing of its Securities Subscription and Option Agreement with Gecko Landmarks Limited, a limited liability company formed under the laws of Finland. First Corporation purchased a 10% equity interest in Gecko Landmarks for an aggregate purchase price of $1,000,000.

First Corporation also received an option under the agreement to purchase an additional 23% interest in Gecko Landmarks for a price of $3,450,000, exercisable within six months from closing. First Corporation’s directors have authority to approve the exercise of this option without stockholder approval. Upon completion of the stock split, First Corporation expects to receive funding from certain investors which it intends to use to exercise this option. At present, these investors are not contractually bound to provide such funding and First Corporation cannot guaranty that such funding will occur or that it will complete the exercise of the option and purchase of the additional interest in Gecko Landmarks Limited.

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Information Regarding Gecko Landmarks Limited

In connection with its purchase of the initial 10% interest in Gecko Landmarks Limited, First Corporation provided information regarding that transaction and Gecko Landmarks Limited in an Information Statement on Schedule 14C which it filed with the SEC on May 8, 2011 and distributed to its shareholders. Similarly to the stock split, the holders of a majority of the issued and outstanding shares of First Corporation approved the acquisition of the 10% interest although they did not have to approve the acquisition of the additional 23% interest because it was pursuant to an option which is exercisable by the board of directors.

The following information was provided in the Information Statement issued in connection with the initial 10% purchase. For a complete description of the initial 10% purchase and the approval process thereof, including financial statements pertaining thereto, please see the disclosure in the Schedule 14C on file with the SEC.

Gecko Landmarks Ltd.

Gecko Landmarks is a limited liability company, formed under the laws of Finland in 2009, which offers geotechnical services and solutions for the professional market and GPS/GSM manufacturers. Specifically, Gecko Landmarks provides a database of landmarks which GPS providers can add to the data provided on their existing chipsets.

Gecko Landmarks’ concept is based on the use of landmarks in GPS devices. Landmarks are a more feasible, useful, understood and economical way of providing geographical data to GPS devices, especially mobile phones. The feature that landmarks add to the GPS-chip is human readable textual location information. Plain coordinates have little meaning without a map or other additional functionality. However with landmarks, applications can communicate location in an easy-to-understand way. Gecko Landmarks' mission is to enable industry-wide use of landmarks in any GPS-enabled device and to improve device manufacturers’ possibilities to reach new markets that require a radically new approach to geographical data.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GECKO LANDMARKS LTD.

You are being provided the following financial information to assist you in your analysis of the financial aspects of the Share Acquisition.

Set forth below are condensed balance sheet and condensed statement of operations data of Gecko Landmarks Ltd. as of December 31, 2011 and 2010 and for each of the years then ended (audited), and for the period from November 12, 2007 through December 31, 2011 (audited).

The selected financial information of Gecko Landmarks is only a summary and should be read in conjunction with Gecko Landmarks’s historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Corporation” contained elsewhere in this Information Statement. The information presented may not be indicative of future performance of Gecko Landmarks or the combined company resulting from the consummation of the Share Acquisition.

			For the Period
	As of and For the	As of and For the	November 12, 2007
	Year Ended	Year Ended	(Date of Inception) to
	December 31, 2011	December 31, 2010	December 31, 2011

Revenue	$-	$-	$-

Operating Expenses:
General and administrative	154,687	136,164	331,494
Interest expense	8,597	209	8,920
Net loss	$(163,284)	$(136,373)	$(340,414)
Net loss per share- basic and diluted	$(1.63)	$(1.36)
Weighted average shares	100,000	100,000

Cash	$4,424	$5,264	$4,424
Total assets	5,232	5,459	5,232
Current liabilities	18,876	771	18,876
Stockholders' deficit	(318,020)	(170,127)	(318,020)
Total liabilities and stockholders' deficit	$5,232	$5,459	$5,232

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Purpose of the Share Acquisition

The purpose of the Share Acquisition is to bring First Corporation into what management believes to be a new direction in GPS technology in which Gecko is a pioneer.

Our CEO and director, along with our significant shareholders considered the following material positive factors during deliberations concerning the Share Acquisition:

•	the potential for significant growth in the GPS industry and, particularly, landmark based applications; and

•	our efforts to maximize stockholder value, which included our CEO and sole director’s evaluation of a range of alternatives other than the Share Acquisition.

First Corporation had a considerable working capital deficiency in its recent past as we searched for an adequate business to acquire. We had entered into a Letter of Intent on July 8, 2009 whereby First Corporation was to acquire 1.6 million shares of Acquma Holdings Limited (“Acquma”) from Louis Consulting in exchange for 4.8 million shares of First Corporation’s restricted common stock. Acquma is an investment company which then owned 18% of Tramigo Oy Ltd., a private Finnish company which was founded and is controlled by certain of Gecko Landmarks’s founders. Tramigo Oy is engaged in the development and marketing of GPS based navigation systems marketed in over 100 countries worldwide.

First Corporation, Acquma and the shareholders of Acquma (the “Acquma Shareholders”) entered into a Share Exchange Agreement, dated as of October 16, 2009, for First Corporation to acquire all of the issued and outstanding shares of Acquma from the Acquma Shareholders in exchange for an aggregate of 64,437,848 shares of First Corporation common stock (the “Acquisition Shares”). The Share Exchange Agreement expired by its own terms after the deadline for closing passed, and management began to explore other possibilities including a direct investment in Tramigo or Gecko Landmarks.

After investigating both of these possibilities as well as other opportunities, our management concluded that the Share Acquisition with Gecko Landmarks was the best avenue for First Corporation.

First Corporation periodically updated its majority shareholders concerning the various negotiations and generally obtained their acceptance at the time of negotiations with the prospective acquisition target. After many deliberations, as well as the Board’s diligence regarding Gecko’s operating performance, the Board and the majority shareholders agreed that the Share Acquisition would maximize value to the shareholders.

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Effects of the Share Acquisition

Following the Share Acquisition, First Corporation will own a significant, but not a majority, stake in Gecko Landmarks. As such, we will have substantial influence over the business and operations of Gecko Landmarks but will not have complete control over it.

Business of Gecko Landmarks Limited

Gecko Landmarks Limited is a limited liability company, formed under the laws of Finland in 2009, which offers geotechnical services and solutions for the professional market and GPS/GSM manufacturers. Specifically, Gecko Landmarks provides a database of landmarks which GPS providers can add to the data provided on their existing chipsets.

Gecko Landmarks’s concept is based on the use of landmarks in GPS devices. Landmarks are a more feasible, useful, understood and economical way of providing geographical data to GPS devices, especially mobile phones. The feature that landmarks add to the GPS-chip is human readable textual location information. Plain coordinates have little meaning without a map or other additional functionality. However with landmarks, applications can communicate location in an easy-to-understand way. Gecko Landmarks' mission is to enable industry-wide use of landmarks in any GPS-enabled device and to improve device manufacturers’ possibilities to reach new markets that require a radically new approach to geographical data.

Gecko Landmarks was founded by the owners of Tramigo Oy, also a company based in Finland and operating in the GPS industry, with the intention to innovate new markets and use-cases for landmark technology, building on the combined experience and broad knowledge of its management in the location business. The successful business of Tramigo, especially in the emerging markets, is already based on innovative use of the landmark concept.

Realizing that landmarks can provide a universal solution to improve usability of GPS enabled devices and allow expanding to new markets, the owners wanted to focus on analyzing and trying out new business ideas based solely on landmarks.

Recently, as processing power and memory capacity of GPS chipsets have increased, a totally new innovation for the GPS industry, with potential to change the foundations of the whole industry, has become possible: Landmarks can now be built-in to the GPS chip, the core that every location aware device builds on, enabling all of them to use this new location information in addition to the standard coordinates.

After two years of product development and building its business, funded solely by the founders, Gecko Landmarks has reached the point where:

•	Corporate functions and administrative procedures are established

•	Initial partnership contracts and agreements have been signed

•	Overall strategy and operational procedures are completed and fine tuned

•	Key innovations and products have been completed for test clients in global use

•	Global landmark data is in successful full-scale commercial use (in Tramigo GSM/GPS tracking devices)

Gecko Landmarks has three operating facilities:

Company headquarters in Helsinki, Finland, handling administration, bookkeeping and legal issues.

Office in Turku, Finland, for research, development, and product testing. If necessary, this unit can be relocated closer to GPS chipset manufacturers depending on the R&D requirements.

Landmark mass-production office in Manila, Philippines. The operations have been outsourced to a local company Geckram Inc. that provides the facilities, infrastructure, and staff. This office is in a country with low-cost labor, as the data production is labor-intensive.

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This enables cost-efficient and fast scaling of the operations based on demand. Gecko Landmarks takes care of operational management of the production, and also trains the staff and maintains required resources and knowledge for global landmark production and updating.

Gecko Landmarks has signed the following co-operation agreements:

Cooperation Agreement with Tramigo

•	Tramigo devices are based on the landmarks concept, TLD landmark data Tramigo's success especially in the emerging markets is based on

•	comprehensive and accurate landmark data

•	None of the other tracking device manufacturers have been able to generate

•	matching technological and economical success, because there are no other

•	high-quality landmark databases suitable for this use case

•	Gecko Landmarks updates and maintains TLD data of Tramigo

•	Gecko’s landmark updating and maintaining tools such as AtLAS provide best

•	possible quality and value for Tramigo’s TLD landmarks

Landmark Data Services Agreement with UAB Aktyvus sektorius (Eskimi)

•	Eskimi has 5 million registered dating service users and is growing 30,000 new users per day. Eskimi’s most important markets are Nigeria, Indonesia, Vietnam, Kenya and South Africa. Gecko Landmarks approached Eskimi late January 2012 and is about the conclude revenue share agreement with the first mobile Internet customer. The agreement includes joint go-to-market approach towards operators.

Cooperation Agreement with Cherry Mobile

•	Cherry Mobile provides several million handsets per annum mainly to the Philippines. Gecko Landmarks expects to conclude its agreement to preinstall Gecko SMS as the primary text message editor with location to Cherry Mobile’s Android phones.

No Trading Market for Shares

Gecko Landmarks is a privately held company and as such, no trading market exists for its shares.

Principal Shareholders

Prior to the initial 10% acquisition, all shares of Gecko Landmarks were held by the following seven holders, each in the amount set forth opposite his or its name

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Shareholder Name	Shares	Percentage
Mr. Pasi Riipinen	34,167	34.17%
Mr. Arto Tiitinen	34,167	34.17%
Mr. Markus Vajanne	11,110	11.11%
Primatrix Oy	7,224	7.22%
Mr. Asmo Soinio	6,666	6.67%
Mr. Gavin Sheppard	5,555	5.56%
Mr. Albert Enriquez	1,111	1.11%

Dividends

As an early stage company, Gecko Landmarks has not issued any dividends to its shareholder and does not anticipate paying any dividends in the near future.

Dissenters’ Rights of Appraisal

Under Colorado law, First Corporation’s stockholders are not entitled to appraisal rights with respect to the Share Acquisition, and First Corporation will not independently provide stockholders with any such right.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to beneficially own more than 5% of our outstanding common stock as of August 28, 2011. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock	DeMatco Group Corp. (1) 11 Cours de Rive Geneva 1204 Switzerland	6,867,500	(1)	26.53

Common Stock	Mount Elba Ltd.(2) c/o Miller Simons O’Sullivan PO Box 260 Beatrice Butterfield Building Providenciales Turks and Caicos Islands	3,850,000		15.48

(1)	DeMatco Group Corp is a subsidiary of DeMatco Inc. which is approximately 30% beneficially owned by Terrence Ramsden and approximately 20% beneficially owned by Robert Stevens. Lindsay Smith is a director of Dematco and could therefore be deemed a beneficial owner of shares held by DeMatco Group Corp for reporting purposes only. Mr. Smith is also a principal of Private Trading Systems Corp which holds 1,100,000 shares of First Corporation which shares, when aggregated with shares of DeMatco Group Corp strictly for reporting purposes, would exceed 5% of the issued and outstanding shares of common stock of First Corp. Similarly, Juerg Walker also beneficially holds in excess of 5% of the issued and outstanding shares of common stock of DeMatco Inc. which, when aggregated for reporting purposes with 1,200,000 of First Corporation held by him would exceed 5% of the issued and outstanding shares of First Corporation.

(2)	Mount Elba Ltd. is beneficially owned by Neil Coles.

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Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.

In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this Annual Report. As of September 30, 2011, we had 25,885,250 shares of common stock issued and outstanding.

Security Ownership of Management

None.

Changes in Control

None.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Required Votes

The Share Acquisition were approved pursuant to the Written Consent of the Holders of a Majority of the Outstanding Shares of First Corporation. No further vote is required to approve the Share Acquisition. The closing of the Share Acquisition is expected to become effective following the twentieth (20) day after the mailing to the stockholders of First Corporation.

Votes Obtained

The following individuals own the number of shares and percentages set forth opposite their names and executed the Written Consent:

Name	Number of Shares Held
Jeurg Walker	1,200,000
Investa Securities	600,000
DeMatco Group Corp	6,867,500
Denvel Investments Limited	1,200,000
ISI Nominees Limited	1,955,481
Global World Trust	2,225,000

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Interest of Certain Persons in Favor of or in Opposition to the Transaction

None of First Corporation’s shareholders who voted in favor of the Share Acquisition, nor any of our management, has an interest in Gecko Landmarks or the Share Acquisition.

By Order of the Board of Directors

/s/ Andrew Clarke

Andrew Clarke, Chairman of the Board of Directors and Chief Executive Officer

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